Exhibit 99.1

XTENT, Inc. Announces that it has Postponed the Special Meeting of its Stockholders

MENLO PARK, Calif., July 7, 2009 – XTENT, Inc. (Nasdaq: XTNT) today announced that it has postponed its special meeting of stockholders which was scheduled to take place at 9:00 a.m. Pacific Time on Thursday, July 9, 2009.  The meeting has been rescheduled for 9:00 a.m. Pacific Time on August 3, 2009.

On May 15, 2009, the Company announced that its board of directors had unanimously approved a Plan of Complete Liquidation and Dissolution of the Company (the “Plan of Dissolution”).  On June 4, 2009, the Company announced that its board of directors had set July 9, 2009 as the date for a special meeting of the Company’s stockholders at which the stockholders would vote on a proposal to approve the Plan of Dissolution.

Since May 15, 2009, members of the Company’s management and its bankers, Piper Jaffray & Co., have contacted approximately 11 potential strategic buyers in an effort to secure an investment in or the acquisition of the Company.  Eight of the 11 parties indicated that they are not interested in pursuing a transaction with the Company at this time.  One of the 11 parties expressed interest in acquiring specific assets of the Company on terms that the Company believes would not maximize the value of the Company’s assets.  The Company’s board of directors decided to postpone the special meeting of its stockholders in order to allow for further discussions with the other two parties.

The discussions with these two parties, and discussions we may have with any other parties, with respect to an alternative to liquidation and dissolution are or will be in the very early stages.  we can provide no assurance that these discussions will result in agreement on the terms and conditions of a transaction with either of these two parties or any other party.  even if the terms and conditions of a transaction were agreed to, consummation of the transaction would be subject to one or more risks related to, among others, the due diligence efforts undertaken by either party, the ability to obtain adequate financing, the need for domestic and foreign regulatory approval and approval by the board and stockholders of each party.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (“DES”) systems for the treatment of coronary artery disease (“CAD”). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT(R) Custom NX(R) DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.

For further information, please visit our website at http://www.xtentinc.com/.

Contact:

Ronald Austin

General Counsel

650-433-4834

raustin@xtentinc.com